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                               EXHIBIT 99(b)


FOR:  Release at 9:00 a.m.                  CONTACT:  F. Robert Woudstra
      December 17, 1997                               (616) 956-8218




FOREMOST CORPORATION OF AMERICA
ANNOUNCES INCREASED COMMON STOCK BUY-BACK PLAN

GRAND RAPIDS, MI - Foremost Corporation of America (NYSE - symbol FOM) announced today that its Board of Directors has authorized the repurchase of up to an additional 1,000,000 shares of its common stock. This authorization is in addition to the ongoing 2,000,000 share repurchase authorization announced in February 1994, March 1996 and December 1996. Under the previously approved repurchase authorization 1,762,238 shares have been repurchased at an average price of $48.45 per share.

The timing and price of any share purchases will be affected by the availability of shares at prices the company considers attractive, and market conditions. No assurance can be given that any stock purchases will be consummated. Foremost currently has 9,233,624 shares of common stock outstanding.

The subsidiaries of Foremost Corporation of America specialize in providing property and casualty insurance for manufactured home and recreational vehicle owners countrywide. Foremost has an A+ (Superior) rating from A.M. Best and, in 1995, 1996 and 1997, was named one of the most financially sound insurance companies in the country by Ward Financial Group.

















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